EXHIBIT 11

                        DATA GENERAL CORPORATION

       COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                               (Unaudited)


                 (In thousands except per share amounts)


                                                         Quarter Ended
                                                      --------------------
                                                      Dec. 30,     Dec. 24
                                                        1995         1994
                                                      -------      -------
Primary earnings per share:
Net income   . . . . . . . . . . . . . . . . . .      $ 4,709      $24,206
                                                      =======      =======

Weighted average shares outstanding  . . . . . .       38,081       36,550

Incremental Shares from use of treasury
  stock method for stock options . . . . . . . .        2,227        1,663
                                                       ------       ------

Common and common equivalent shares, where
  applicable. . . . . .  . . . . . . . . . . . .       40,308       38,213
                                                       ======       ======

Net income per share   . . . . . . . . . . . . .         $.12         $.63
                                                         ====         ====
Earnings per share assuming full dilution:
Net income . . . . . . . . . . . . . . . . . . .       $4,709      $24,206

Interest on convertible debentures,
  net of income taxes  . . . . . . . . . . . . .          --(a)      2,422
                                                        ----        ------
Net income for purposes of calculating
  earnings per share assuming full
  dilution   . . . . . . . . . . . . . . . . . .       $4,709      $26,628
                                                       ======      =======

Weighted average shares outstanding  . . . . . .       38,081       36,550

Incremental shares from use of treasury
  stock method for stock options . . . . . . . .        2,227        1,735

Incremental shares from assumed conversion
  of convertible debentures  . . . . . . . . . .           --(a)     6,510
                                                        -----       ------
Common shares, assuming issuance of all dilutive
  contingent shares, were applicable . . . . . .       43,308       44,795
                                                       ======       ======

Net income per share . . . . . . . . . . . . . .         $.12         $.59
                                                         ====         ====

----------------------------------------------------------------------------

(a) For the quarter ended December 30, 1995, the assumed conversion of convertible debentures and the use of treasury stock method for stock options, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and have therefore been excluded from the computation.